Exhibit 5.1

January 24, 2006

NightHawk Radiology Holdings, Inc.

250 Northwest Boulevard, Suite 202

Coeur d’Alene, Idaho 83814

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to NightHawk Radiology Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration of 6,670,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), including up to 5,800,000 shares that may be issued and sold by the Company (the “Company Shares”) and up to 870,000 shares subject to an over-allotment option that may be sold by certain stockholders of the Company (the “Selling Stockholder Shares”), pursuant to a Registration Statement on Form S-1 (Registration No. 333-128820), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We are not licensed to practice law in the State of Delaware, and our opinions as to the Delaware General Corporation Law are based solely on our review of standard compilations of the official statutes of Delaware and without reference to its conflict of law rules.

Based upon the foregoing, we are of the opinion that the Company Shares have been duly authorized by the Company, and when issued, delivered and paid for in accordance with the terms of the underwriting agreement referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be, validly issued, fully paid and nonassessable under the Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that the Selling Stockholder Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable under the Delaware General Corporation Law.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

Professional Corporation